Exhibit 2.3

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of May 12, 2021 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of April 7, 2021, by and among (a) LFG Buyer Co, LLC (the “Buyer”), (b) Inigo Merger Sub, LLC, a direct wholly owned Subsidiary of the Buyer, (c) LFG Intermediate Co, LLC, (d) Aria Energy LLC (the “Company”), (e) Rice Acquisition Holdings LLC, (f) Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (the “Equityholder Representative”) and (g) solely for purposes of Section 2.2, Article IV, Article V, Article VI, and Article XI thereof, Rice Acquisition Corp. (“RAC”), is entered into by and among the Buyer, the Company and the Equityholder Representative. The Buyer, the Company and the Equityholder Representative shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 11.1 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by the Buyer, the Company and the Equityholder Representative; and

WHEREAS, the Buyer, the Company and the Equityholder Representative desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendments to the Agreement.

(A) Section 1.1 of the Agreement is hereby amended and restated by replacing the definition of “Pro Rata Percentage” in its entirety as follows:

“Pro Rata Percentage” means, with respect to each Company Unitholder, the percentage equal to the product of (a) 100%, multiplied by (b) the quotient of (i) the aggregate number of Company Units held by such Company Unitholder, as applicable, as of immediately prior to the Effective Time but after giving effect to the Class C Consideration Matters and the Cancelled Equity Interests divided by (ii) the Fully Diluted Number.

(B) Section 1.1 of the Agreement is hereby amended and restated by replacing the first phrase of the definition of “Transaction Expenses” to say: “means to the extent incurred as of the Closing by the Buyer (excluding amounts paid by or on behalf of Buyer prior to the Closing), any Group Company, the Equityholder Representative, or any Company Unitholder (including the Seller Advisor Fees):”

(C)   Section 2.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Class C Units and Equity Interests Held in Treasury or Owned. Notwithstanding anything in this Agreement to the contrary, any Company Units that are denominated as Class C Units immediately prior to the Effective Time shall receive no consideration from the Buyer Parties or the Company on account of the Merger and shall not have any right, title, interest or claim of any kind in the Surviving Company or any of its Subsidiaries, Affiliates or assets (the “Class C Consideration Matters”). Any Company Units that are held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests, the “Cancelled Equity Interests”).

(D) Section 9.2(e) to the Agreement is hereby amended and restated in its entirety as follows:

“(e) Minimum Cash Amount. After giving effect to the Closing, the cash on the consolidated balance sheet of RAC and its direct and indirect Subsidiaries, collectively, shall be equal to or greater than the Minimum Cash Amount.”

(E) Schedule 4.5 to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

Section 2. No Other Amendments. Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, refer to the Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

Section 3. Miscellaneous Provisions. Article XI of the Agreement shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

BUYER:

LFG BUYER CO, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Signatory

COMPANY:

ARIA ENERGY LLC

By:	/s/ Richard DiGia
Name:	Richard DiGia
Title:	Authorized Signatory

EQUITYHOLDER REPRESENTATIVE:

ARIA RENEWABLE ENERGY SYSTEMS LLC

By:	/s/ Scott Parkes
Name:	Scott Parkes
Title:	Vice President

[Signature Page to Amendment No. 1 to Business Combination Agreement]